Exhibit 99.1

Contact:

Kevin S. Bauer Vice President and CFO 510-668-7100

Exar Corporation Revises Outlook for Fiscal 2011 Second Quarter

Fremont, California, September 21, 2010 – Exar Corporation (Nasdaq: EXAR), today announced a revision to its fiscal 2011 second quarter guidance. The Company currently expects revenue for the fiscal second quarter to be between $36.0 million and $36.5 million and non-GAAP gross margin is projected to be between 50% and 51%. Second quarter non-GAAP operating expenses are projected to be between $20.0 million and $21.0 million due to ongoing cost control measures.

“Our business has softened in September due primarily to inventory corrections at both direct customers and distributors after five consecutive quarters of revenue recovery,” said Pete Rodriguez, the Company’s president and chief executive officer. “Our design win opportunity pipeline remains healthy and we are encouraged by the growth in opportunities for our new products.”

The Company’s statements about its future financial performance or operating plans are based on current information and expectations and the Company undertakes no duty to update such statements. These statements are forward-looking and actual results could differ materially due to various risks and uncertainties, some of which are described herein.

Safe Harbor Statement

The Company’s statements about its future financial performance, changes in gross margins, net sales and operating expenses, resource allocation and its impact on future performance and product development initiatives, design win conversion, distribution and OEM trends, supply chain issues among others, are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include global financial volatility, economic recession, and industry and market conditions, such as customer and distributor relationships; limited visibility associated with customer or distributor demand for the Company’s products; the possible loss of, or decrease in orders from, an important customer; cash balances; vendor capacity, quality or throughput constraints; successful integration of acquired businesses; possible disruption in commercial activities as a consequence of terrorist activity, natural disasters, armed conflict or health issues; successful development, market acceptance and demand for the Company’s products, including those for which the Company has achieved design wins; competitive factors, such as pricing or competing solutions; customer ordering patterns; accounting considerations related to impairment analyses or acquisition related issues; the level of inventories maintained at the Company’s OEMs and distributors; and the Company’s successful execution of internal performance plans, as well as the other risks detailed from time to time in the Company’s SEC reports, including the Annual Report on Form 10-K for the year ended March 28, 2010 and the Quarterly Report on Form 10-Q for the period ended June 27, 2010.

Generally Accepted Accounting Principles

The Company reports its financial results in accordance with GAAP. Additionally, the Company supplements reported GAAP financials with non-GAAP measures which are included in related press releases and reports furnished to the SEC, copies of which are available at the Company’s website: http://www.exar.com or the SEC’s website at: http://www.sec.gov. We are disclosing non-GAAP gross margin and non-GAAP operating expenses, which are adjusted to exclude from our GAAP results all stock-based compensation expense, amortization of acquired intangible assets, and acquisition-related costs. These non-GAAP measures are presented in part to enhance the understanding of the Company’s historical financial performance and comparability between reporting periods. The Company believes the non-GAAP presentation, when shown in conjunction with the corresponding GAAP measures, provide relevant and useful information to analysts, investors, management and other interested parties following the semiconductor industry. For its internal purposes, the Company uses the foregoing non-GAAP measures to evaluate performance across reporting periods, determine certain employee benefits as well as plan for and forecast the Company’s future periods. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures.

About Exar

Exar Corporation delivers highly differentiated silicon, software and subsystem solutions for industrial, consumer, and enterprise applications. For nearly 40 years, Exar’s comprehensive knowledge of end-user markets along with the underlying analog/mixed signal and digital technologies has enabled innovative solutions that meet the needs of the evolving connected world. Exar’s technology portfolio includes solutions for power management, serial interfaces, packet-based and TDM wireline communications, enterprise storage optimization, and data security. Exar has locations worldwide providing real-time customer support to drive rapid product development. For more information about Exar, visit: www.exar.com.

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